Exhibit 10.3

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

Pursuant to this First Amendment to the Agreement and Plan of Merger, dated October 2, 2008 (this “Amendment”), the parties hereto hereby amend that certain Agreement and Plan of Merger, dated as of September 19, 2008, among Eclipsys Corporation, a Delaware corporation (“Eclipsys”), Sirona Acquisition Corporation, an Iowa corporation and a wholly owned Subsidiary of Eclipsys, MediNotes Corporation, an Iowa corporation (“MediNotes”), the stockholders of MediNotes named on the signature page hereto and Danny R. Wipff as the Stockholders’ Representative (the “Merger Agreement”), and Travis Bond as a party to the Merger Agreement and in his capacities as owners’ representative under the Bond Agreement and a duly authorized officer of each of the Sellers (as defined in the Bond Agreement).

WHEREAS, pursuant to Section 6.9 of the Merger Agreement, the Stockholders’ Representative has been appointed as the attorney-in-fact of the Major Stockholders prior to Closing, including amending the Merger Agreement; and

WHEREAS, the parties desire to amend the Merger Agreement to broaden the indemnification rights of the Eclipsys Indemnified Parties with respect to any breach or inaccuracy in the representations and warranties of MediNotes contained in Section 4.24(a) of the Merger Agreement, and to make certain other changes, including the agreement of Eclipsys to cause MediNotes to repay the Stockholder Notes and accrued dividends on the MediNotes preferred stock concurrent with, or promptly after, Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement.

2.	Definition of Final Closing Date Cash. The definition of “Final Closing Date Cash” is hereby amended and restated in its entirety as follows:

“Final Closing Date Cash” means the amount of cash of MediNotes, as of 11:59 p.m. on the Closing Date, less $1,000,000, less the amount of all obligations under the Stockholder Notes payable pursuant to Section 6.21(a), and the aggregate liquidation preference payable pursuant to Section 6.21(b), in each case, whether or not they are unpaid as of such date and time. For the avoidance of doubt, any employee bonuses payable as a result of consummation of the Merger that are unpaid as of such date and time shall also be deducted from the amount of cash in determining the Final Closing Date Cash.”

3.	Definition of Final Closing Date Debt. The definition of “Final Closing Date Debt” is hereby amended and restated in its entirety as follows:

“Final Closing Date Debt” means all Debt of MediNotes, as of 11:59 p.m. on the Closing Date, including capital lease obligations. For the avoidance of doubt, any obligations under the Stockholder Notes payable pursuant to Section 6.21(a), the aggregate liquidation preference payable pursuant to Section 6.21(b), and employee bonuses payable as a result of consummation of the Merger that are unpaid as of such date and time shall not be included in the amount of Debt of MediNotes in determining the Final Closing Date Debt.”

4.	Amendments to Section 6.20(c) of the Merger Agreement.

(a)	The introductory clause of Section 6.20(c) is hereby amended and restated as follows: “Each of the Equity Owners (as defined in the Bond Agreement) shall:”

(b)	The following provision is hereby added as a new Section 6.20(g) of the Merger Agreement:

“In his capacity as owners’ representative under the Bond Agreement, Travis Bond hereby represents and warrants that: (i) the entire Bond Escrow Fund may be retained by Eclipsys in accordance with Sections 2.03 and 10.05 of the Bond Agreement and Section 6.20(b) hereof; (ii) the Equity Owners were aware, at the time of the closing of the transactions contemplated by the Bond Agreement, that the shares of MediNotes Series C Preferred Stock issued to them were subject to Sections 2.03 and 10.05 of the Bond Agreement and formed part of the Bond Escrow Fund; and (iii) the Equity Owners are aware that all shares of Eclipsys Common Stock and cash in the Bond Escrow Fund issued in exchange for such shares of MediNotes Series C Preferred Stock (or any common stock of MediNotes into which such shares of Series C Preferred Stock were converted prior to the Effective Time) in the Merger remains subject to Sections 2.03 and 10.05 of the Bond Agreement. Travis Bond, in his capacity as an officer of each of the Sellers, agrees that the Sellers (as defined in the Bond Agreement) shall indemnify Eclipsys from and against any damages, costs or losses, including attorney’s fees, arising in connection with any claims by one or more of the Equity Owners that Eclipsys is not permitted to retain the Bond Escrow Fund, or set-off all or any portion thereof, in accordance with Sections 2.03 and 10.05 of the Bond Agreement and Section 6.20(b) hereof or any similar or related claim.”

5.	New Section 6.21 of the Merger Agreement. The following provision is hereby added as a new Section 6.21 of the Merger Agreement:

“Section 6.21 Payment of Stockholder Notes and Unpaid Dividends.

(a) Eclipsys shall pay, or cause MediNotes, or the Surviving Corporation to pay, in full, all obligations owing on each of the Stockholder Notes concurrently with the Effective Time, or, if later, promptly after the receipt by Eclipsys of (i) wire transfer instructions for payment in respect of such Stockholder Note pursuant to this Section 6.21, and (ii) an acknowledgment of cancellation of such Stockholder Note and the related Security Agreement in form and substance acceptable to Eclipsys in its reasonable discretion.

(b) Eclipsys shall pay, or cause MediNotes, or the Surviving Corporation to pay, in full, all unpaid dividends accrued on all shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to Closing, concurrently with the Effective Time or, if later, promptly after the receipt by Eclipsys of (i) wire transfer instructions for payment in respect of such dividends pursuant to this Section 6.21(b), and (ii) an acknowledgment of payment of accrued dividends in full.”

6.	Amendment to Section 7.3(a) of the Merger Agreement. Section 7.3(a) is hereby amended and restated in its entirety to read as follows:

“(a) Neither Eclipsys, nor the Stockholders will have any liability (for indemnification or otherwise) with respect to any representation or warranty contained in this Agreement, other than those in Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14, 4.16 and 4.24(a), except to the extent that on or before the last day of the Survival Period, the party seeking recovery for Damages provides notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. In such event, the party giving such notice shall continue to have the right to recover hereunder, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.”

7.	Amendment to Section 7.3(b) of the Merger Agreement. Section 7.3(b) is hereby amended and restated in its entirety to read as follows:

“(b) Subject to Section 7.4, a claim with respect to Sections 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14, 4.16 and 4.24(a), must be made at any time prior to the earlier of (i) 90 days after the expiration of the applicable statute of limitations period or (ii) the seventh anniversary of the Closing Date, except to the extent that on or before such date, the party seeking recovery for Damages provides the notice in writing pursuant to Section 7.6 or Section 7.7 of a claim for Damages specifying the factual basis of that claim in reasonable detail to the extent then known by such party. In such event, the party seeking recovery for Damages shall continue to have the right to recover hereunder, and to all other rights and remedies under this Agreement, with respect to the matter or matters to which such claim relates until such claim has been finally resolved and payment made, if any.”

8.	Amendment to Section 7.4(a) of the Merger Agreement. Section 7.4(a) is hereby amended and restated in its entirety to read as follows:

“(a) The Stockholders shall have no liability (for indemnification or otherwise) with respect to any matters under this Agreement (except for all claims, rights or causes of action arising from (i) Stockholder Fraud or (ii) a breach of any of the representations and warranties contained in Section 3.1, 3.2, 3.5, 4.3, 4.6(a), 4.9, 4.10, 4.11(b), 4.14, 4.16, 4.23 and 4.24(a), as to which the threshold described in this Section 7.4(a) shall be inapplicable) unless the total Damages for matters hereunder exceed $300,000; once such amount has been met, the Stockholders shall be liable for all amounts of such Damages, in excess of $200,000.”

9.	New Section 10.16 of the Merger Agreement. The following provision is hereby added as a new Section 10.16 of the Merger Agreement:

“Final Distribution. All costs and expenses of the Paying Agent with respect to the distribution of all or any portion of the Holdback Amount shall be paid 50% by Eclipsys and 50% by the Holders (as defined in the Holdback Escrow Agreement), which amount payable by the Holders may be paid from the Stockholder Fund Amount to the extent funds are available and then from any remaining portion of the Indemnification Amount after the Holdback Termination Date, if any, if there are no Open Indemnification Claims (as defined in the Holdback Escrow Agreement), and after settlement of all Open Indemnification Claims, if such claims exist. Notwithstanding anything to the contrary in this Agreement, in the event that any portion of the Holdback Amount is released to the Paying Agent for distribution to the Holders after the Holdback Termination Date pursuant to the Holdback Escrow Agreement, the Stockholders’ Representative shall deliver to the Paying Agent instructions respecting the allocation of such portion of the Holdback Amount amongst the Holders, and the Paying Agent shall distribute the portion of the Holdback Amount to the Holders in accordance with such allocation. In connection with the preparation of such allocation, the Stockholders’ Representative may reallocate funds from the Stockholder Fund Amount remaining, if any, to compensate Holders whose nominal accounts under the Holdback Escrow Agreement were debited more than their Pro Rata Portion due to a reduction of the Escrow Shares (as defined in the Escrow Agreement) under Section 4.2 of the Escrow Agreement. Eclipsys shall have no responsibility or liability regarding the accuracy of any allocation amongst the Holders hereunder.”

10.	Amendment to Disclosure Schedule. The following is hereby added to Section 4.4(a)(xiv) of the Disclosure Schedule, effective as of the initial delivery of the Disclosure Schedule: “Amended and Restated Stockholders Agreement, dated March 7, 2008 by and among MediNotes Corporation and the persons listed on the Schedules attached to the Stockholders Agreement.”

11.	Capitalization. Notwithstanding the representation of MediNotes included in Section 4.3(a)(iv) of the Merger Agreement, the Articles of Amendment to designate 1,000 shares of MediNotes preferred stock as Series D Preferred Stock were not filed until October 1, 2008. Section 4.3(b) of the Disclosure Schedule is hereby supplemented by the addition of the following, effective as of the date hereof: “Fred Dawli and Phil Phillips were granted Company Options to purchase 8,000 and 10,000 shares of Company Common Stock, respectively, at an exercise price of $4.75 per share.”

12.	Merger Agreement in Full Force and Effect. Except as expressly amended above, the Merger Agreement shall continue in full force and effect in accordance with its terms.

13.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof.

14.	Arbitration. The parties agree that the any disputes, claims or controversies arising out of or relating to this Amendment shall be subject to arbitration as set forth in Section 24 of the Merger Agreement.

15.	Headings. The headings contained in this Amendment are inserted for convenience only and do not constitute a part of this Agreement and shall not affect the meaning or interpretation hereof.

16.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be considered to be one document.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to the Agreement and Plan of Merger to be executed as of the day and year first above written.

“ECLIPSYS”		“MEDINOTES”
Eclipsys Corporation,		MediNotes Corporation,
a Delaware corporation		an Iowa corporation

By:	/s/ Brian W. Copple	By:	/s/ Donald G. Schoen
Name:	Brian W. Copple	Name:	Donald G. Schoen
Title:	Secretary	Title:	CEO & President

“MERGER SUB”
Sirona Acquisition Corporation,
an Iowa corporation

By:	/s/ Brian W. Copple	/s/ Travis Bond
Name:	Brian W. Copple	Travis Bond, as Owners’ Representative and as a duly authorized officer of each of the Sellers under the Bond Agreement
Title:	Secretary

“STOCKHOLDERS’ REPRESENTATIVE”

/s/ Danny R. Wipff
Danny R. Wipff